Trading Under the Symbol: ISDR

Transcript of

Patriot Transportation Holdings

Second Quarter 2020 Earnings Call

May 14, 2020

Participants

Robert Sandlin – President and Chief Executive Officer

Analysts

Darcy Farr – KDHBB Capital

Presentation

Operator

Greetings, and welcome to Patriot Transportation Holdings Second Quarter 2020 Earnings Conference call. At this time, all participants are in listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

I would now like to turn the conference over your host, Mr. Robert Sandlin, President and Chief Executive Officer of Patriot Transportation.

Robert Sandlin – President and Chief Executive Officer

Good morning and thank you for being on the call today and for your interest in Patriot Transportation. I am Rob Sandlin, CEO of Patriot Transportation and with me today are Matt McNulty, our Chief Financial Officer and John Klopfenstein, our Chief Accounting Officer.

Before we get into our results, let me caution you that any statements made during this call that relate to the future are by their nature subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated by such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the company’s filings with the Securities and Exchange Commission.

Now for our second quarter results. Transportation revenues were $21,560,000, a decrease of $2,977,000 on 1,565,000 million less miles due to our decision to close our Charlotte terminal in late May 2019, the recent downsizing of certain customer accounts due to low freight rate and the COVID-19 pandemic beginning in the middle of March, which accounted for approximately 240,000 miles. Our transportation revenue increased by $0.18 per mile versus last year’s same quarter due to rate increases and eliminating lower-rated business. Fuel surcharge revenue was down $504,000. Compensation in benefits decreased $1,471,000 mainly due to lower company miles and lower driving training pay. While training pay was lower than the prior year quarter, we continued to be challenged with driver hiring, driver travel and retention-related costs.

Fuel expense decreased during the quarter and depreciation expense decreased by $137,000 as we continued to right-size the fleet. Insurance and losses increased $553,000 for the quarter primarily due to several large health claims and a lower gain on risk insurance versus last year’s quarter. As a result, the operating loss for the quarter was $588,000 compared to an operating profit of $293,000 in last year’s second quarter. The net loss for the company was $401,000 compared to a gain of $289,000 last year.

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On to the year-to-date results. Transportation revenues were $44,159,000, down $5,358,000 or 10.8% on 2,882,000 fewer miles. The corresponding revenue per mile was up $0.16 per mile due to increased freight rates and the impact of lower rated freight we eliminated, which has helped to offset the negative impact of fewer miles. Fuel surcharge revenue was down $1,368,000 from the same period last year.

Compensation and benefits were lower due to lower miles and lower driving training pay rose fuel expense decreased along with repair and tire expense, which decreased $349,000 due to reduced miles in the first 6 months of this year and several high dollar repairs last year. Our insurance and losses increased $380,000 due to higher health claims and gains on disposition of assets was lower due a gain of $866,000 on the sale of land in Ocoee, Florida during last year’s period and $247,000 gain on insurance related to hurricane damage. As a result, the operating loss for the first 6 months was $1,312,000 compared to operating profit of $1,400,000 in the same period last year. The company reported a net loss of $865,000 compared to net income of $1,173,000 in last year’s period. Net income in the same 6-month period last year includes a gain on real estate sales of $634,000.

Now for the summary and outlook. While our business has not produced the returns we prefer in the last couple of years, we believe the changes we’ve made to our business were beginning to have a positive impact in March. Our plans were taking shape prior to COVID-19 with higher revenue per mile due to higher rates. We exited business with one of our large customers due to low rates during the first quarter of this year and at the same time increased the remaining rates on this account by approximately 4.5%.

Our intent was to continue down this path of improving rates while dealing with driver shortages and higher risk insurance rates driven by auto liability premiums in the primary and excess layers. Unfortunately, we experienced a rapid decline in business volume in the middle of March due to COVID-19, which negatively impacted the month and quarter. April petroleum miles were off approximately 35% from anticipated levels. We have seen a recent uptick in volume in May versus April, but at this point, it’s anyone’s guess where we land.

We are an essential business but too big to benefit from government subsidies like the PPP loan but are fortunate to have zero debt on our balance sheet and $11 million of cash. Our profit will certainly be impacted by the loss of revenue, but management has taken the necessary steps to protect our cash. We will not order the remaining budgeted tractors and will reduce our expected fiscal year capital investment by 50%. Additionally, the board voted to suspend the quarterly dividend until further notice.

During March, we immediately reduced the hours of our hourly staff including mechanics, reduced the days’ work by our drivers and furloughed some of our senior drivers who will return to work when business volumes increase. We also made a number of permanent layoffs of hourly and salaried staff and eliminated all of our weekly driver pay minimums. We have approximately $2 million of depreciation and another $1 million of non-cash expenses during the June quarter. We have seen fewer drivers resign since the pandemic and applicants are available, but we will have to monitor the driver situation closely as our volume of business increases. We did not permanently lay off drivers during this time and feel that we are positioned to handle our normal volume when it returns.

As you see from my comment, since mid-March we have been in crisis management without a playbook for this type of event and I’ve been pleased with the response from our management team and our employees. Our drivers, while essential to the US economy, are taking an earnings hit during this event and they have reacted positively and looking forward to return to full workloads soon. I appreciate their dedication to providing the transportation needs for us all and for their loyalty to Patriot.

During late April, we closed our Wilmington, North Carolina Chemical and Dry Bulk terminal and transitioned the business to another operator that has a large presence and more scale in North Carolina. This operation has been impacted by the closure of a large customer and lower pricing causing a loss of volume in the last year and

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thus was underperforming. I am pleased we were able to find a good home for these employees and someone to take care of our loyal customers we had in the Wilmington market. We were also able to lease 21 of our trailers to the transitioning company and will sell many of the tractors. Exiting in this manner also benefits Patriot by lowering the cost to close the terminal.

On May 8, 2020 the city of Tampa and all other required agencies officially approved the site plan for the proposed mixed use development on our property located on Dale Mabry Highway in Tampa, Florida. As a result, 120-day study period for the buyer commenced on that same day. Assuming the buyer’s satisfied that all contingencies have been met, we anticipate a closing sometime late this calendar year.

Looking ahead, we are anxious to see what our business volumes do as states open back up for business and will monitor the progress closely. We believe the increase in unemployment and residual effect on many businesses will improve our driver retention and the driver pool in the coming months but only time will tell. Companies with strong balance sheets like ours should return to normal, but we believe there will be others that struggle due to a lack of cash and pending increases in risk insurance. We are fortunate to be in a strong position to grow revenue with accounts willing to pay a price that allows for reasonable return on investment.

Finally, I want to be sure I reiterate how much I appreciate our employees and our management team by meeting the recent challenges head on. They really are a great group of people and I am proud to be a part of the team. Thank you again for your interest in our company and we will be happy to entertain any questions.

Operator

Our first question comes from the line of Darcy Farr [ph] with KDHBB Capital.

Q: Can you remind us, when you declared the special dividend in December, what were the expectations for the timeline with regard to Tampa at that point in time?

M

Similar to what they are today, what we’ve gotten in this latest announcement.

Q: So we shouldn’t view those as connected in the sense that that timeline hasn’t been delayed from the point when that dividend was declared.

M

No.

Robert Sandlin – President and Chief Executive Officer

No, not at all.

Q: I don’t recall if you’ve shared anything with regard to the terms being changed with the buyer. Obviously, the environment’s a lot different, but is that property under contract? What is the status of it in terms of the negotiations with the buyer? They’re under a study period, but is there a—

M

Yes. So they’ve been under contract for probably over a year, at this point. I don’t have the exact start date, but we went under contract with a— the first phase of the contract was for us as the owner of the property to get the site plan approval. Once that occurred, the City of Tampa issued the approval then the contract kicks to the second phase, which is a standard kind of real estate contract where the buyer has 120 days and then 30 days to close and they have a couple 30-day extensions on there. So that’s really the timeframe now. They have 120 days to tell us whether or not they’re going to move forward.

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Q: So in terms of— I don’t recall. At one point, you had the property under contract and there was a stated price on that and I think that one fell through maybe a couple of years back. Have you published or announced the price for this particular contract?

M

Yes, we did when we first were under contract, but it’s $10.5 million.

Q: Second, with regard to you mentioned others being in a position where they’re probably going to struggle and don’t have the balance sheet you have. How are you thinking about the current environment as we come out of the shutdowns? Are you thinking there’s going to be M&A opportunities that are appealing to you or are you thinking you will just take business from others who are going out of business?

How do you think about coming out of this from a position of strength in a market that’s very different from the one you’ve been operating? Now, you probably never thought you’d be furloughing drivers when you couldn’t retain them for the past several years. So it’s really been turned on its head.

Robert Sandlin – President and Chief Executive Officer

Good question. Frankly we were very careful about— I’ll answer the furlough piece first. We were very careful about who we furloughed and I appreciate the— we went to our senior drivers and asked them if they could take a furlough for us and they did because they were taking a reduction in pay. So we felt confident that those guys who were making $1,300, $1,400, $1,500 a week when our business volumes returned would come back to work and we’re seeing that so far. I was on a call this morning. So we feel good about that.

As far as what’s going to happen and what the market’s going to look like, my preference would be for us to add volume without having to go buy somebody in a fire sale because they’re going broke. That’s not really our intention. Now if there’s an opportunity that comes along, we will certainly look at it, but I am hopeful that— we are seeing a good applicant flow. In the downtimes of the recession, in the mid-2000s and late 2000s, we saw driver turnover go way down. I don’t think any of us know what that means with the unemployment rates that we see today and how long this is going to last, but certainly we’re anticipating an improved environment at least near-term. So we are looking at market and opportunity to try to grow our business internally. If we see an opportunity to grow with a small acquisition that makes sense then we would certainly do that.

Q: You mentioned May was better than April. Some of the markets you’re in look like they’re going to be some of the earlier ones to kind of open up and get back going.

Robert Sandlin – President and Chief Executive Officer

That’s true. I think the question becomes how fast do these big companies move their employees back into their office so that you get that commuter traffic. Out and about you see our folks in our conference calls are seeing a lot of traffic in the evenings and the weekends, but when you’re commuting, our executive team is still working in our downtown office and commuting in Jacksonville is really pretty light, although heavier than it was two weeks ago. It’s still very light to downtown. So I think when you look at the major markets like Atlanta, Jacksonville, Tampa, Orlando with the theme parks and then South Florida who is going to be a little slower to open back up, we will just kind of have to wait and see how quickly that comes on, but our operating team’s on top of it and we feel good about the position that we’re in.

Q: But I think you said April was down 30-some-odd percent. Was that year-over-year or sequential from March? I don’t recall.

Robert Sandlin – President and Chief Executive Officer

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That’s really sequential to March and where we expect it to be. Then what we’ve seen— and this is real approximate because we’re just looking at rough numbers, but I would say that if we were off 35% approximately last month, we’re somewhere in the 25% off range today and daily, it seems to be ticking up a little bit where we’re getting a little bit more volume.

Operator

Ladies and gentlemen, we have reached the end of the question-and-answer session. I would like to now the call back to Mr. Rob Sandlin for closing remarks.

Robert Sandlin – President and Chief Executive Officer

Thank you all for our interest in Patriot Transportation. We will talk with you next quarter.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.